EXHIBIT 11

                     BOISE CASCADE OFFICE PRODUCTS CORPORATION
                         COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except share information)


                             For the Three Months        For the Six Months
                                Ended June 30              Ended June 30
                              1998          1997          1998      1997

BASIC EARNINGS PER SHARE
Net income                 $   13,728   $   11,712     $   31,317   $  26,621

Shares of Common Stock:
  Weighted average
    shares outstanding     65,723,455   62,922,046     65,671,396  62,883,222
  Effect of contingent
    shares                     19,428      453,688         23,780     455,891
                           65,742,883   63,375,734     65,695,176  63,339,113

Basic earnings
  per share (1)            $      .21   $      .18     $      .48   $     .42


DILUTED EARNINGS PER SHARE
Net income                 $   13,728   $   11,712     $   31,317   $  26,621

Shares of Common Stock:
  Weighted average
    shares outstanding     65,723,455   62,922,046     65,671,396  62,883,222
  Effect of options            81,280      102,149         86,908     122,288
  Effect of contingent
    shares                     19,428      453,688         23,780     455,891
                           __________   __________     __________  __________
                           65,824,163   63,477,883     65,782,084  63,461,401

Diluted earnings
  per share (1)            $      .21   $      .18     $      .48   $     .42




(1)  In 1997, we adopted Statement of Financial Accounting
     Standards No. 128 (SFAS 128), "Earnings Per Share." Earnings per share for 1997 have been restated to reflect SFAS 128. The impact of the adoption was to reduce basic earnings per share by $.01.